                                                                                                           Exhibit 99.1

Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750
www.brunswick.com

Release:	IMMEDIATE
Contact	Kathryn Chieger
Vice President - Corporate and Investor Relations
Phone:	847-735-4612

BRUNSWICK SECOND QUARTER EPS IN LINE WITH EXPECTATIONS;
REDUCING SECOND HALF ESTIMATES DUE TO MARINE MARKETS
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CONFERENCE CALL SCHEDULED

LAKE FOREST, Ill., July 12, 2006 - Brunswick Corporation (NYSE: BC) announced today that it expects to report earnings from continuing operations in the range of $0.93 to $0.94 per diluted share for the second quarter of 2006, in the middle of the company’s previously announced estimate of $0.90 to $0.97. This estimate excludes tax-related benefits expected to be reported in the quarter.
Brunswick will release its second quarter 2006 financial results before the markets open on Thursday, July 27. The company said it expects to report sales up 1 percent to approximately $1.55 billion. Excluding acquisitions, however, sales are estimated to have declined about 4 percent.
The company said that during the second quarter, it acquired approximately 1.5 million shares of its common stock for approximately $56 million. Over the past year, approximately 5.1 million shares have been repurchased for approximately $193 million.
“Our second quarter results are in line with our expectations,” said Brunswick Chairman and Chief Executive Officer Dustan E. McCoy. “Throughout the key second quarter selling season for 2006-model-year marine products, however, we have experienced significant declines in retail demand, which has resulted in an increase in pipeline inventories. As we now enter the off-season, we can’t rely solely on retail demand to rebalance the pipeline. So, we will be reducing further our production levels, leading to a lowering of our earnings estimate for the second half of the year. This is primarily due to reduced sales and the impact of fixed cost absorption from production cuts needed to adjust pipeline inventories. Although this will result in reduced margins, we believe that managing pipeline inventories is critical in a cyclical, as well as a seasonal, industry.”
The company said that 2006 earnings from continuing operations are expected to be in the range of $2.40 to $2.55 per diluted share, compared with its previous estimate of $3.00 and $3.15 per diluted share, in both cases excluding tax-related items. In 2005, the company reported earnings from continuing operations of $3.13 per diluted share, excluding stock sale gains and tax-related items.
“While changing market conditions impact our financial results in the short-term, we have not lost sight of our long-term value creation objectives, and we continue to execute relentlessly against our five key strategies: get the product right; get the distribution right; be best cost in our industries; be global and attract and retain talent,” McCoy continued. “Focusing intently on such fundamentals is better positioning us to benefit when industry conditions improve.”

Conference Call Scheduled
The company said a conference call with investors has been scheduled for 10 a.m. CDT today, hosted by McCoy, Peter G. Leemputte, senior vice president and chief financial officer, and Kathryn J. Chieger, vice president - corporate and investor relations. The call will be broadcast over the Internet at www.brunswick.com. To listen to the call, go to the Web site at least 15 minutes before the call to register, download and install any needed audio software.
Security analysts and investors wishing to participate via telephone should call 800-857-4546 (passcode: Brunswick). Callers outside of North America should call 1-210-234-0035 to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A replay of the conference call will be available through midnight CDT Wednesday, July 19, 2006, by calling 866-367-6718 or 1-203-369-0236. The replay will also be available at www.brunswick.com.

Forward-Looking Statements
Certain statements in this press release are forward looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this filing. These risks include, but are not limited to: the effect of a weak economy and stock market on consumer confidence and thus the demand for marine, fitness, billiards and bowling equipment and products; competitive pricing pressures; the success of new product introductions; the ability to maintain market share in high-margin products; competition from new technologies; competition in the consumer electronics markets; imports from Asia and increased competition from Asian competitors; the ability to obtain component parts from suppliers; the ability to maintain effective distribution; the financial strength of dealers, distributors and independent boat builders; the ability to transition and ramp up certain manufacturing operations within time and budgets allowed; the ability to maintain product quality and service standards expected by our customers; the ability to successfully manage pipeline inventories; the success of global sourcing and supply chain initiatives; the ability to successfully integrate acquisitions; the ability to successfully complete announced divestitures; the success of marketing and cost management programs; the ability to develop product technologies that comply with regulatory requirements; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; the impact of weather conditions on demand for marine products and retail bowling center revenues; shifts in currency exchange rates; adverse foreign economic conditions; and the impact of interest rates and fuel prices on demand for marine products. Additional factors are included in the company’s Annual Report on Form 10-K for 2005 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2006.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill “Genuine Ingenuity”™ in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Teignbridge propellers; MotoTron electronic controls; Albemarle, Arvor, Baja, Bayliner, Bermuda, Boston Whaler, Cabo Yachts, Crestliner, HarrisKayot, Hatteras, Laguna, Lowe, Lund, Maxum, Meridian, Örnvik, Palmetto, Princecraft, Quicksilver, Savage, Sea Boss, Sea Pro, Sea Ray, Sealine, Triton, Trophy, Uttern and Valiant boats; Attwood marine parts and accessories; Land ‘N’ Sea, Kellogg Marine, Diversified Marine and Benrock parts and accessories distributors; IDS dealer management systems; Life Fitness, Hammer Strength and ParaBody fitness equipment; Brunswick bowling centers, equipment and consumer products; Brunswick billiards tables; and Valley-Dynamo pool, Air Hockey and foosball tables. For more information, visit www.brunswick.com.